Exhibit 3.17

CERTIFICATE OF FORMATION

OF

HILLMAN GROUP GP2, LLC

This Certificate of Formation of Hillman Group GP2, LLC, dated as of January 7, 2013, has been duly executed and is being filed by Doug Roberts, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.).

FIRST. The name of the limited liability company is Hillman Group GP2, LLC (the “LLC”).

SECOND. The address of the registered office of the LLC in the State of Delaware is c/o National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904.

THIRD. The name and address of the registered agent for service of process on the LLC in the State of Delaware are National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Kent County, Delaware 19904.

FOURTH. This Certificate of Formation shall be effective on January 7, 2013.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.

/s/ Doug Roberts
Name:	Doug Roberts
Title:	Authorized Person